EMPLOYMENT AGREEMENT

This Employment Agreement dated May 1, 1999 is entered into by and between Gateway Distributors LTD dab The Right Solution. (the "Company") a Nevada Corporation, and Florian R. Ternes (the "Executive" and, individually a "Party" and, collectively, the "Parties").

The Company wishes to assure itself of the continued services of the Executive, and the Executive is willing to continue employment with the Company on a full-basis, and upon the other terms and conditions herein provided.

In consideration of the mutual covenants contained herein, the Parties agree as follows:

1. Employment - The Company agrees to employee the executive, and the Executive agrees to remain in the employ of the Company under the terms and conditions herein provided.

2. Position - During his employment hereunder, the Executive agrees to serve the Company and the Company shall employ the Executive in such capacity may be specified from time to time by the Board of Directors or the Chief Executive Officer of the Company.

3. Term - The Executive's employment shall be one at will, to-wit: either the Executive or the Company shall have the right to Terminate it at any time, with or without cause, and without any liability or obligation of either Party to the other except as may be expressly specified in this Agreement.

4. Compensation - The Company will pay the Executive a base salary agreed to by the Board of $85,000 annually, payable in substantially equal semi-monthly installments. During his employment with the Company, the Executive's salary shall be reviewed periodically in accordance with Company policy and such review may result in an increase or bonuses in said salary agreement. In the event the Company does not have the ability to pay the annual salary the difference will be made up with stock at one share for each dollar owed annually in the amount of one share for each dollar owed the Executive. This stock will be issued by January 31, 2000 of the following year. The Company will pay officers insurance with coverage in the amount of $1,000,000 or more. In addition, all other insurance and benefits offered to any of the Officers will be granted to the Executive.

5. Termination  of Employment

         (a) A "Termination of Employment" shall be defined as any one of the following: (A) retirement under the ordinary retirement program of the Company,
(B) disability of the Executive resulting in absence from his duties to the Company on a full-time basis for over one year or (C) death of the Executive;
(ii) a material reduction in the responsibilities or title of the Executive or the corporate amenities to which he is entitled or (iii) a reduction of the Executive's cash compensation by more than 10% below the highest annual salary from time to time in effect for the Executive.

         (b) Following a Termination of Employment, the Company will pay the Executive, subject to the provisions of Section 8 hereof and as severance pay or liquidated damages, or both, for the "Severance Period" (as hereafter defined) a supplemental monthly amount that, when combined with the Executive's earnings from other employment will result in the Executive realizing gross aggregate monthly earnings equal to one and a half times his highest annual earnings during entire employment at the company. The "Severance Period" shall be a period of consecutive months immediately subsequent to such termination by the Company for sixty months. The Company has an option pay out of 85% of gross earnings over the sixty month period with the concurrence of the Executive. In the event of death of the Executive the surviving widow and/or family will inherit all rights of this agreement.

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         (c) During the Severance Period, the Executive shall continue in the
Company's insurance program, including long-term disability insurance, provided he has not accepted other employment that provides comparable benefits. The Executive's entitlement to benefit continuation pursuant to the Consolidated Pmnibus Budget Reconciliation Act shall commence at the end of the Severance Period.

6. Identification - The Company shall continue to indemnify the Executive against all losses, including legal fees and expenses, arising from claims against the Executive in connection with the Executive's good-faith execution of his employment hereunder, to the fullest extent permitted by the Corporation Code of the State of Nevada.

7. Post-Termination Obligations - All payments and benefits to the Executive hereunder shall be subject to the Executive's compliance with the following provisions during the applicability of this agreement and for one full year after the expiration or termination hereof:

         (a) The Executive shall, upon reasonable notice, furnish such information and proper assistance to the Company or its affiliates the formation or operations of any business intended to compete with the Company or its affiliates, or the possible future employment of such other employee by any business.

         (b) The Executive will not discuss with any other employee of the Company or its affiliates the formation or operations of any business intended to compete with the Company or its affiliates, or the possible future employment of such other employee by any business.

         (c) The Company will pay for job search assistance not to exceed a maximum of $15,000.

         (d) Any public statements made by the Executive concerning the Company or its affiliates, officers, directors, or employees shall be submitted for approval in writing from the Company's public relations and legal staff.

8. Consolidation, Merger, Sale of Assets - This Agreement shall be binding upon and inure to the benefits of the Executive and the Company and its successors and assigns, including without limitation any corporation with or into which the company may be consolidated, merged or to which the Company sells or transfers all or substantially all of its assets.

9. Notices - Written notices required or furnished under this Agreement shall be sent to the last know address of the Executive and Company. Notices shall be effective on the first business day following receipt thereof. Notices sent by mail shall be deemed received on the date of delivery shown on the return receipt.

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11. Amendments - This Agreement may not be amended or changed, orally or in writing except by the written agreement of the Parties.

12. Governing Law - This Agreement, and any disputes arising under or relating to any provision of this Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

13. Confidentiality - All information provided by either Party to the other hereunder, including the terms and conditions of the Agreement, shall be treated by the Party receiving such information as confidential, and shall not be disclosed by such Party to any party without the prior written consent of the Party form which the information was obtained. This obligation of confidentiality shall survive termination of this Agreement.

14. Severalbility - IF any one or more of the provisions contained in this Agreement are held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

15. Previous Agreements - This agreement, once executed by the parties, will replace and supersede any and all previous employment agreement, either written or verbal, between the parties.

16. Captions - All Section titles or captions contained in this Agreement are for convenience only and shall not be deemed as part of this Agreement.

The parties hereto have executed this Agreement as of May 1, 1999.



                             Gateway Distributors LTD d.b.a. The Right Solution.



/s/ Richard Bailey
-----------------------------
By:  Richard Bailey
President/CEO



/s/ Florian R. Ternes
-----------------------------
Executive: Florian R. Ternes